SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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HENNESSY ADVISORS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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LETTER FROM OUR PRESIDENT

AND

PROXY STATEMENT

Year Ended September 30, 2013

Hennessy Advisors, Inc.

7250 Redwood Boulevard, Suite 200

Novato, California 94945

800-966-4354

www.hennessyadvisors.com

Dear Hennessy Advisors Shareholder:	December 2013

Looking back at 2013, it was a year of many highs and lows economically, politically, and socially here in the U.S. and around the globe. The year was marked with some fond memories: we survived two fiscal cliffs, anointed a new Pope, watched the Red Sox don facial hair and keep their town “Boston Strong,” and watched home prices begin to rebound around the country. But the year was also scarred by worsening political partisanship, civil unrest in many countries, flooding in Colorado, wildfires in the West, and the tragedy of the Boston Marathon.

There have also been highs and lows in the financial services industry. The financial services industry is highly competitive and complex with rigorous regulatory hurdles. For the past several years, it has also been an industry saddled with a generally negative public image. I have sometimes worried that the negative mood of investors would hinder us from moving forward with our growth strategy, but we have never doubted ourselves or the merits of good investing.

We have consistently pursued an aggressive public relations program, even as the financial industry was riddled with scandal, and we have remained steadfast in our long-term investing for the benefit of our shareholders. Throughout these difficult times, I have learned that nothing is more important than sticking with your business model, protecting your cash, taking risks even when the future is blurry, maintaining a strong culture of compliance, and retaining great people to work for you. I am proud to report that the Hennessy team has risen to tremendous heights in the past several years of uncertainty. During the market lows in 2009 – when most people were afraid to spend cash or do business of any kind – we grew and expanded our mutual fund product offerings by purchasing the assets related to the management of four mutual funds (two domestic equity funds in March and two Japan funds in September). A few years later, in October 2012, we added $2.2 billion to our assets under management by purchasing the assets related to the management of funds previously advised by FBR Fund Advisers, integrating three funds into existing Hennessy Funds and adding seven funds to our product offerings. Today, we manage 16 mutual funds across domestic equity, balanced and fixed income, and sector and specialty categories. We applied our consistent business strategy to our expanded company in fiscal 2013 and saw tremendous results.

Fiscal year 2013 was truly a year of accomplishments for your company. We earned a record $4.82 million in net income on revenue of $24.3 million. Our earnings per share grew 388% from $0.17 to $0.83. Our financial results were a direct result of our growth in assets under management. Total assets under management increased almost 340% from $919 million at the beginning of the fiscal year, surpassed $4 billion under management in early September, and were $4.03 billion at the end of our fiscal year (September 30, 2013). Our asset growth was driven by the approximately $2.2 billion acquisition of the assets of the FBR funds in October 2012, strong market appreciation of approximately $648 million, and net inflows of approximately $243 million. Fifteen of our sixteen mutual funds posted positive returns through the end of our fiscal year. Our company is fueled by well-performing funds, robust marketing and distribution efforts, and a commitment to grow by strategic acquisitions.

Our financial performance has resulted in strong performance of Hennessy Advisors, Inc. stock. From our initial public offering in May 2002, our stock has performed better than the Dow Jones Industrial Average, rewarding our original shareholders for their continued confidence. And in fiscal year 2013, our stock price more than tripled. I am also very proud that we have consistently rewarded our shareholders with a dividend for each of the last nine years.

In addition to our strong financial performance, this fiscal year was defined by many significant milestones. Following the FBR acquisition, we successfully integrated seven new mutual funds, an office in Boston, Massachusetts, and three new sub-advisors. Our company was named one of the Best Places to Work by North Bay Business Journal. In August, we launched our award-winning Hennessy Funds website (hennessyfunds.com), and our marketing team won an additional award for their communications to Financial Advisors. We were also the recipient of the Mutual Fund Education Alliance (MFEA) 2013 Community Investment Award in recognition of our good corporate citizenship and commitment to helping others build a better future.

Today’s economy is perplexing for the average investor. Many people feel overwhelmed by investing and ask themselves questions like: “How do I handle my household expenses?”; “Can I re-finance my house?”; “Will I be able to afford healthcare?”; and “How can I invest for the future and someday retire?” These issues are important to all of us. I worry about how my children, employees, friends, and our shareholders deal with these difficult questions on a daily basis. So we run this business with every type of investor in mind. We want to deliver products that are transparent, provide reasonable results, and are easy to understand.

We realize that the economic landscape is still rife with problems. Economic progress and growth are uneven, at best, and unemployment remains high. The hurdles we currently face are the same ones we’ve faced for several years; it appears we are no closer to receiving the clarity we need from our leaders in Washington on taxes, regulation, and healthcare. Companies here in the U.S. are still sitting on record amounts of cash, but they will not expand and will not hire in earnest until they feel they have clear guidelines on these major issues. And hiring is the real missing piece to a thriving economy. No increase in jobs means no meaningful growth in the economy.

Even through this slow-growth economy, the stock market has found ways to carve out respectable returns. Companies comprising the Dow Jones Industrial Average (DJIA) index and the S&P 500 continue to have strong balance sheets, respectable fundamentals, and reasonable profits. I know that innovative business leaders in this country will continue to find ways to make money for their shareholders, because that’s what we do. When our fiscal year ended on September 30, 2013, the DJIA was returning a very respectable 17.64% year to date. And I am convinced that we are headed to a level of 20,000 in the DJIA in the next three to five years. That may shock some of you, but in simple terms, it would only take about a 5% return over the next few years for the DJIA to reach 20,000. There are many attractive stocks with strong fundamentals. In fact, through the mutual fund portfolios that we manage, we are seeing improvement in many sectors, including financials, natural gas, housing, and consumer discretionary.

We are encouraged by the strong returns for the major U.S. financial market indices and positive performance for the significant majority of Hennessy Funds, but we still believe that investors have not fully returned to investing in U.S. equities. When investors do return to equities in earnest, it should bode well for the economy.

Looking ahead to 2014, we will continue our sustained focus on our proven business model of growing our assets under management through acquisitions and through strong marketing and distribution efforts. We have undertaken a long-range operational review of our business and are excited to continue to strengthen every aspect of our firm: broadening our marketing efforts, building our distribution momentum, more effectively branding the Hennessy Funds, strengthening our cash flow, and improving our operations. And we are fortunate to have a motivated and talented team to focus on our business and our shareholders, and a diligent and respected Board of Directors to help guide this company today and into the future.

Thank you for your continued confidence and investment in Hennessy Advisors, Inc. If you have any questions or want to speak with us directly, please don’t hesitate to call us at (800) 966-4354.

Best regards,

Neil J. Hennessy
President, Chairman, and CEO

HENNESSY ADVISORS, INC.

NOTICE AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 30, 2014

TO THE HOLDERS OF OUR COMMON STOCK:

The annual meeting of shareholders of Hennessy Advisors, Inc. will be held on Thursday, January 30, 2013, at 6:30 pm, PST, at StoneTree Golf Club, 9 StoneTree Lane, Novato, California 94945. (business casual recommended).

The meeting will be held for the following purposes:

1.	to elect the following eight nominees as directors: Neil J. Hennessy, Teresa M. Nilsen, Daniel B. Steadman, Henry Hansel, Brian A. Hennessy, Daniel G. Libarle, Rodger Offenbach and Thomas L. Seavey;

2.	to approve, by a non-binding advisory vote, the compensation of our executive officers as disclosed in this proxy statement;

3.	to recommend, by a non-binding advisory vote, whether a shareholder vote to approve the compensation of our executive officers should occur every one, two, or three years;

4.	to ratify the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors, Inc. for the fiscal year 2014; and

5.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors recommends a vote “FOR” Proposals 1, 2, and 4 and a vote of “THREE YEARS” for Proposal 3. Only shareholders of record at the close of business on December 2, 2013 will be entitled to vote at the annual meeting.

We hope you will be able to attend the meeting, but in any event we would appreciate if you date, sign, and return the enclosed proxy as promptly as possible, or vote by calling toll-free (800) 652-8683 (if calling within the United States) or by voting over the Internet at www.Investorvote.com/HNNA. If you are able to attend the meeting, you may revoke your proxy and vote in person should you desire to do so.

By Order of the Board of Directors,

/s/ Teresa M. Nilsen

Teresa M. Nilsen, Secretary

Dated: December 16, 2013

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on January 30, 2014. The notice, proxy statement, annual report and form of proxy are available at www.hennessyadvisors.com/proxy.htm.

Page

VOTING SECURITIES	1

PROPOSAL NO. 1 ELECTION OF DIRECTORS	4

Section 16(a) Beneficial Ownership Reporting Compliance	6

Board of Directors and Standing Committees	6

Leadership Structure	8

Board Role in Risk Oversight	8

Policies and Procedures for Submitting Recommendations for Potential Nominees for Director and for Nominations for Directors by Shareholders for the 2015 Annual Meeting of Shareholders	8

Certain Transactions	10

EXECUTIVE OFFICERS	10

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS	11

PROPOSAL NO. 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION	18

PROPOSAL NO. 3 ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION	19

PROPOSAL NO. 4 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	19

AUDIT COMMITTEE REPORT	20

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21

OTHER MATTERS	21

SHAREHOLDER PROPOSALS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS	21

ANNUAL REPORT	22

EXPENSES OF SOLICITATION	23

-i-

HENNESSY ADVISORS, INC.

7250 Redwood Boulevard, Suite 200

Novato, California 94945

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD JANUARY 30, 2014

This proxy statement and the enclosed form of proxy are first being sent to shareholders of Hennessy Advisors, Inc. (“Hennessy Advisors,” the “company,” “we,” “us” or “our”) on or about December 16, 2013 in connection with the solicitation by our board of directors of proxies to be used at the 2014 annual meeting of shareholders. The meeting will be held on Thursday, January 30, 2014, at 6:30 p.m., PST, at StoneTree Golf Club, 9 StoneTree Lane, Novato, California 94945. (business casual recommended).

The board of directors has designated Neil J. Hennessy and Teresa M. Nilsen, and each or either of them, as proxy agents to vote the shares of common stock solicited on its behalf. If you sign and return the enclosed form of proxy, or give your proxy by calling toll-free (800) 652-8683 (if calling within the United States) or by voting over the Internet at www.Investorvote.com/HNNA, you may nevertheless revoke your proxy at any time insofar as it has not been exercised by: (1) giving written notice to our corporate secretary, (2) delivering a later dated proxy, or (3) attending the meeting and voting in person. The shares represented by your proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable.

VOTING SECURITIES

The record of shareholders entitled to vote was taken at the close of business on December 2, 2013. As of December 2, 2013, we had outstanding and entitled to vote 5,898,756 shares of common stock. Each share of common stock entitles the holder to one vote. Holders of a majority of our outstanding common stock must be present in person or represented by proxy to constitute a quorum at the annual meeting. Abstentions and “broker non-votes” (explained below) are counted as present for purposes of determining a quorum.

If you are a record holder (namely, you own your common stock in certificate form), you may vote by marking your vote on the enclosed proxy card and then signing it, dating it, and mailing it in the postage-paid envelope we have provided. Alternatively, you may vote by calling toll-free (800) 652-8683 (if calling within the United States) or by voting over the Internet at www.Investorvote.com/HNNA. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian (collectively referred to herein as a “broker”), follow the directions given by your broker regarding how to instruct them to vote your shares. Your broker may permit you to vote by the Internet or by telephone. Whether or not you plan to attend the annual meeting, we urge you to vote your shares now.

Brokers holding shares of common stock for beneficial owners in “street name” must vote those shares according to any specific instructions they receive from the beneficial owner of the shares. However, brokers have discretionary authority to vote on “routine” proposals, like the vote to ratify the selection of the independent registered public accounting firm, which means that a broker may vote on behalf of a beneficial owner in the broker’s discretion if the beneficial owner does not provide specific instructions to the broker. In the case of “non-routine” proposals, like the election of directors, the advisory vote on executive compensation, and the advisory vote on the frequency of a shareholder vote on executive compensation, a broker may not vote on such proposals unless it receives specific instructions from the beneficial owner. A “broker non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting authority for that particular proposal and has not received specific instructions from the beneficial owner. Under applicable rules, if you hold your shares through a broker and do not instruct your broker how to vote with respect to Proposals 1, 2, and 3, your broker may not vote with respect to such proposals.

For the election of directors, the nominees for director that receive the highest number of votes, up to the number of directors to be elected, shall be elected. Abstentions and broker non-votes are not counted as votes “for” or “against” a nominee for director and will have no effect on the outcome of the election.

For the advisory vote on executive compensation, the vote required is the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on this proposal. Abstentions will have the same effect as a vote “against” this proposal, but broker non-votes will have no effect on the outcome of this proposal.

For the advisory vote on the frequency of a shareholder vote on executive compensation, the vote required is a plurality of votes cast, which means that the frequency option that receives the most affirmative votes of all the votes cast is the one that will be deemed approved by the shareholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

For the ratification of selection of the independent registered public accounting firm, the vote required is the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “against” this proposal. We do not expect any broker non-votes on this proposal because brokers have discretion under applicable rules to vote uninstructed shares on this proposal. In any event, broker non-votes will have no effect on the outcome of this proposal.

The following table shows information relating to the beneficial ownership as of December 2, 2013 of: (1) each person known to us to be the beneficial owner of more than 5% of our voting stock, (2) each director, (3) each of the executive officers named in the summary compensation table elsewhere in this proxy statement, and (4) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.

Amount and Nature of Shares Beneficially Owned

Name	Number of Shares Owned(2)	Percent of Class

Neil J. Hennessy(1)(3)	1,885,543	32.0%

Teresa M. Nilsen(1)(4)	80,429	1.3%

Daniel B. Steadman(1)(5)	29,311	0.5%

Henry Hansel(1)	123,771	2.1%

Brian A. Hennessy(1)(6)	222,695	3.8%

Daniel G. Libarle(1)(7)	72,071	1.2%

Rodger Offenbach(1)(8)	89,453	1.5%

Thomas L. Seavey(1)	64,524	1.1%

Charles M. Almond(9)	448,999	7.6%

All directors and executive officers (8 individuals)	2,567,797	43.5%

(1)	The address of each director and executive officer is 7250 Redwood Boulevard, Suite 200, Novato, California 94945.
(2)	Includes shares subject to presently exercisable options as follows:

Name	Number of Options

Neil J. Hennessy	25,313
Teresa M. Nilsen	2,813
Daniel B. Steadman	0
Henry Hansel	25,313
Brian A. Hennessy	25,313
Daniel G. Libarle	25,313
Rodger Offenbach	25,313
Thomas L. Seavey	25,313

(3)	Includes 1,836,480 shares held jointly with his spouse and over which Mr. Hennessy has shared voting and dispositive power and 3,500 shares held by Mr. Hennessy as custodian for his child, over which Mr. Hennessy has shared voting and dispositive power. 1,550,000 of these shares are pledged as security with respect to a personal loan from a financial institution.
(4)	Includes 75,480 shares held jointly with her spouse and over which Ms. Nilsen has shared voting and dispositive power and 1,124 shares held by Ms. Nilsen and by her spouse as custodian for their minor children, over which Ms. Nilsen has shared voting and dispositive power.
(5)	Includes 19,874 shares held jointly with his spouse and over which Mr. Steadman has shared voting and dispositive power.
(6)	Includes 180,508 shares held jointly with his spouse and over which Mr. Hennessy has shared voting and dispositive power.
(7)	Includes 46,579 shares held jointly with his spouse and over which Mr. Libarle has shared voting and dispositive power.
(8)	Includes 53,958 shares held jointly with his spouse and over which Mr. Offenbach has shared voting and dispositive power.
(9)	As reported by Mr. Almond, as of March 14, 2012, Charles M. Almond owned in the aggregate 448,999 shares of Hennessy Advisors, Inc. common stock. Mr. Almond’s principal business address is PO Box 2100, Mill Valley, CA 94941.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, eight directors will be elected to serve for a one-year term, until their successors are elected and qualified. The board of directors has nominated each of our eight current directors to stand for reelection. Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting.

Cumulative voting does not apply unless a shareholder entitled to vote at the meeting gives notice at the meeting before the voting begins of the shareholder’s intent to exercise cumulative voting. If cumulative voting applies, each shareholder has the right to distribute among one or more nominees for director the number of votes equal to the number of directors to be elected multiplied by the number of shares that the shareholder is entitled to vote at the meeting. The accompanying form of proxy solicited by the board of directors confers discretionary authority on the proxy agents to cumulate votes. The proxy agents, Neil J. Hennessy and Teresa M. Nilsen, do not, at this time, intend to exercise cumulative voting for the shares covered by the proxies solicited by this proxy statement unless a shareholder entitled to vote at the meeting gives the required notice in proper form at the annual meeting. In that case, the proxy agents intend to cumulatively vote all of the shares covered by the proxies solicited by this proxy statement in favor of the number of nominees for director named in this proxy statement as they may, in their discretion, determine is required to elect the maximum number of nominees for director named in this proxy statement.

Proxies will be voted, if authority to do so is not withheld, for the election as directors of each of the board’s nominees for director. Each nominee for director is presently available for election, and has consented to being named in this proxy statement and to serve, if elected. If any nominee for director should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may, in their discretion, vote for a substitute.

Our board of directors recommends a vote “FOR” the election of each of its nominees for director. Proxies solicited by the board will be so voted unless shareholders specify in their proxies a contrary choice.

The information presented below for our incumbent directors includes information that each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other companies, some of which are publicly-held, of which he or she currently serves as a director or has served as a director during the past five years.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director, we also believe that all of our nominees for director have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the company and our board.

Neil J. Hennessy (age 57) has served as chairman of the board, president, and chief executive officer of Hennessy Advisors since 1989 and as director and portfolio manager of our mutual funds since 1996. Mr. Hennessy started his financial career over 33 years ago as a broker at Paine Webber. He subsequently moved to Hambrecht & Quist and later returned to Paine Webber. From 1987 to 1990, Mr. Hennessy served as a nominated member of the National Association of Securities Dealers, Inc.’s District 1 Business Conduct Committee. From January 1993 to January 1995, Mr. Hennessy served his elected term as chairman of the District 1 Business Conduct Committee. Mr. Hennessy earned a bachelor of business administration from the University of San Diego. Mr. Hennessy has amassed considerable business acumen in his career. Since founding the company in 1989, he has successfully navigated the company through many economic cycles. His significant experience in managing the company enables him to provide the board with invaluable knowledge and guidance. Mr. Hennessy is the brother of Dr. Brian A. Hennessy.

Teresa M. Nilsen (age 47) has served as a director, executive vice president, chief financial officer and secretary of Hennessy Advisors since 1989, and received an additional officer designation as the chief operating officer in October 2010. Ms. Nilsen is also the executive vice president and treasurer of our mutual funds. Ms. Nilsen has worked in the securities industry for over 25 years, and earned a bachelor of arts in economics from the University of California, Davis. Ms. Nilsen’s qualifications to serve on our board include her significant financial management, operational and leadership experience gained during her extensive career in the securities industry.

Daniel B. Steadman (age 57) has served as a director and executive vice president of Hennessy Advisors since 2000 and as the chief compliance officer of Hennessy Advisors since 2010. Mr. Steadman is also the executive vice president and secretary of our mutual funds. Mr. Steadman has been in the banking and financial services industry for over 38 years, serving as vice president of WestAmerica Bank from 1995 through 2000, vice president of Novato National Bank from its organization in 1984 through 1995, assistant vice president and branch manager of Bank of Marin from 1980 through 1984 and banking services officer of Wells Fargo Bank from 1974 through 1980. Mr. Steadman’s substantial experience in the financial services industry, as well as his significant experience in managing the strategic development of the company, enables him to provide the board with valuable insights and advice.

Henry Hansel (age 65) has served as a director of Hennessy Advisors since 2001. He has been president of The Hansel Auto Group, which includes seven automobile dealerships, since 1982. Mr. Hansel served as a director of the Bank of Petaluma from its organization in 1987 until it was sold in 2002. Mr. Hansel earned a bachelor of science degree in economics from the University of Santa Clara. Mr. Hansel’s experience with running a large and economically cyclical business provides him with excellent financial statement and operational knowledge. His corporate business experience, combined with his attentive and thorough service as a director over the years, allows him to provide the board with valuable recommendations and ideas.

Brian A. Hennessy (age 60) has served as a director of Hennessy Advisors since 1989 and served as a director of our mutual funds from 1996 to 2001. Dr. Hennessy was a self-employed dentist for more than 20 years, and is now retired. Dr. Hennessy earned a bachelor of science in biology from the University of San Francisco and a D.D.S. from the University of the Pacific. Dr. Hennessy’s qualifications to serve on our board include his considerable experience as a business owner. His many years running his own practice allowed him to navigate many business-related issues, making him a valuable source of knowledge to us. This, combined with his prior service as a director of our mutual funds, has provided him with a solid understanding of the company and the industry in which it operates. Dr. Hennessy is the brother of our chairman of the board, Neil J. Hennessy.

Daniel G. Libarle (age 72) has served as a director of Hennessy Advisors since 2001. Mr. Libarle is the owner and president of Lace House Linen, Inc. He served as a director and chairman of the board of directors for Bank of Petaluma from its organization in 1987 until it was sold in 2002 and served as a director of Greater Bay Bancorp and was a member of its audit committee from 2003 until its sale to Wells Fargo in October 2007. In January 2008, Mr. Libarle became a director of the Exchange Bank, where he currently serves on the bank’s audit and loan committees. Mr. Libarle earned a bachelor of arts in economics from the University of Oregon and San Jose State University. Mr. Libarle is an effective and knowledgeable member of our board of directors and brings with him years of essential business experience. Mr. Libarle employs his decades of experience on various boards and audit committees in the financial services industry to lead and guide our audit committee. He has extensive knowledge in reading and analyzing financial statements, and his role as a business owner also provides him with the operational knowledge to anticipate and mediate business-related issues.

Rodger Offenbach (age 62) has served as a director of Hennessy Advisors since 2001 and served as a director of our mutual funds from 1996 to 2001. Mr. Offenbach was the owner of Ray’s Catering and Marin-Sonoma Picnics from 1973 to 2010. Mr. Offenbach earned a bachelor of science in business administration from California State University, Sonoma. Mr. Offenbach’s long experience as an employer and businessman has honed his understanding of financial statements and the complex issues that confront businesses. This, combined with his diligent and thoughtful service as a director over the years, along with his prior service as a director of our mutual funds, has provided him with a solid understanding of the company and the industry in which it operates, enabling him to provide the board with valuable input and oversight.

Thomas L. Seavey (age 67) has served as a director of Hennessy Advisors since 2001. For the majority of Mr. Seavey’s business career, he has been involved in the sales and marketing of athletic and leisure products, as well as working with professional athletes. From 1981 to 1993, Mr. Seavey worked for Nike as the vice president of sales in the Midwest, as well as California, and spent three years at International Management Group as the vice president of products. In 1980, he formed Seavey Corp., now Continental Sports Group, which sells sport and leisure products. Mr. Seavey left Nike in 1993 and formally took over the management of Continental Sports Group, which he is still managing today. Mr. Seavey earned a bachelor of arts in English and history from Western Michigan University. Mr. Seavey’s experience working for a large corporation, where he led worldwide marketing campaigns, provided him vast knowledge of the business world. His experience has sharpened his financial and operational knowledge, and he brings these assets to our board of directors in a relatable, effective way. This, combined with his diligent and focused service as a director of our company over the years, has provided him with an excellent understanding of the company and the industry in which it operates, making him a valuable resource to our board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors, and 10% shareholders to file reports of initial ownership of our common stock (on Form 3) and changes in such ownership (on Form 4) no later than the second business day after the date on which the transaction occurred, unless certain exceptions apply. Most transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the company’s fiscal year. Based upon a review of Forms 4 and 5 filed with the Securities and Exchange Commission (the “SEC”) and information provided to us by our directors and officers during the fiscal year ended September 30, 2013, all required reports were filed on a timely basis, except that Daniel B. Steadman inadvertently failed to timely file a Form 5 reporting a bona fide gift for no consideration.

Board of Directors and Standing Committees

Our board held five regular meetings and one special meeting during the fiscal year ended September 30, 2013. All directors attended at least 75% of all meetings of the board and board committees on which they served during fiscal year 2013. All members of the board except Neil J. Hennessy, Teresa M. Nilsen, Daniel B. Steadman and Brian A. Hennessy are considered independent under NASDAQ rules.

The board of directors has established three standing committees: an audit committee, a compensation committee and a nominating committee, which are described below. Members of these committees are elected annually at the regular board meeting held in conjunction with the annual shareholders’ meeting.

Audit Committee. The audit committee presently is composed of Daniel G. Libarle (Chairman), Henry Hansel and Thomas L. Seavey, all of whom are considered independent under NASDAQ rules. The audit committee met four times during fiscal year 2013. The principal responsibilities of and functions to be performed by the audit committee are established in the audit committee charter, which is available on our website at www.hennessyadvisors.com. The responsibilities and functions of the audit committee include reviewing our internal controls and the integrity of our financial reporting, approving the employment and compensation of and overseeing our independent auditors, and reviewing the quarterly reviews and annual audit with the auditors.

Our board of directors has determined that Daniel G. Libarle, who has served as chairman of our audit committee since 2001, is an audit committee financial expert, as defined in the rules and regulations of the SEC, and is independent as defined by the rules adopted by the SEC and NASDAQ. Our board based its determination on the fact that Mr. Libarle has extensive experience evaluating financial statements prepared in accordance with generally accepted accounting principles and has also acquired an understanding of internal controls, procedures for financial reporting and audit committee functions as the founding chairman of the board of Bank of Petaluma from 1985 to 2002, as a member of the audit committee of the board of directors of Greater Bay Bancorp from 1999 to 2007, and as a director of the Exchange Bank, where he continues to serve on the bank’s audit and loan committees.

Compensation Committee. The compensation committee presently is composed of Thomas L. Seavey (Chairman), Rodger Offenbach and Daniel G. Libarle, all of whom are considered independent under NASDAQ rules. The compensation committee met twice during fiscal 2013. This committee has the responsibility of approving the compensation arrangements for our executive officers, including annual cash bonuses and equity awards, which were approved on September 9, 2013. It also recommends to the board of directors adoption of any compensation plans in which our officers and directors are eligible to participate, as well as makes grants of employee stock options and other stock awards under our incentive plan. Our executive officers do not determine their own compensation. However, the chief executive officer, after consultation with the other two members of the executive management team, recommends to the compensation committee the amount of base salary, cash bonus, company 401(k) contribution, and equity compensation of the company’s other two executive officers, as well as the amount of his own company 401(k) contribution and equity compensation, based on salary surveys, experience and performance of our executive officers. The compensation committee does not have any arrangements with compensation consultants. As a small company, our compensation committee relies upon its business judgment in making compensation decisions for our executive officers. Our compensation committee does not have a charter.

Nominating Committee. The nominating committee presently is composed of all directors who qualify as independent under NASDAQ rules, which directors are presently Henry Hansel, Daniel G. Libarle, Rodger Offenbach, and Thomas L. Seavey. The nominating committee met once during fiscal 2013. The principal responsibilities of and functions to be performed by the nominating committee are established in the nominating committee charter, and includes making recommendations for nominees for director to the full board of directors for the next annual meeting of shareholders. The nominating committee’s charter is available on our website at www.hennessyadvisors.com.

Qualifications for consideration as a nominee for director may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, in making its nominations, the nominating committee will consider, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting Hennessy Advisors, time available for meetings and consultation regarding Hennessy Advisors’ matters, and other particular skills and experience possessed by the individual. In considering the diversity of a candidate, the committee considers a variety of factors including, but not limited to, age, gender, and ethnicity. We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions, although we may in the future retain a third party search firm, if the nominating committee deems it appropriate.

Leadership Structure

Our board currently believes it is in the best interests of the company to combine the positions of chairman and chief executive officer because this provides the company with unified leadership and direction. In addition, our current chairman and chief executive officer has an in-depth knowledge of our business that enables him to effectively set appropriate board agendas and ensure appropriate processes and relationships are established with both management and the board of directors, as our board works together to oversee our management and affairs. The board has determined that its leadership structure is appropriate for the company.

Board Role in Risk Oversight

The board, together with the audit committee, has oversight for our risk management framework, both investment risk and operational risk, and is responsible for helping to ensure that our risks are managed in a sound manner. In this regard, the directors oversee an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full board in setting our business strategy is a key part of the directors’ assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the company. The board has determined that its risk oversight is appropriate for the company.

Policies and Procedures for Submitting Recommendations for Potential Nominees for Director and for Nominations for Directors by Shareholders for the 2015 Annual Meeting of Shareholders

Shareholder Recommendations to Nominating Committee for Potential Nominees for Director

The nominating committee will consider recommendations for potential nominees for director from many sources, including members of the board, advisors, and shareholders. The names of such suggested nominees for director, together with appropriate biographical information, should be submitted for nominating committee consideration to our principal executive offices no later than August 18, 2014. Any candidates duly submitted by a shareholder or shareholder group will be reviewed and considered in the same manner as all other candidates as a potential nominee for the slate nominated by our board of directors.

In order to be a valid submission for recommendation to the nominating committee for a potential nominee for director, the form of the recommendation must set forth:

•	the name and address, as they appear on our records, of the shareholder recommending the persons, and the name and address of the beneficial owner, if any, on whose behalf the recommendation is made;

•	the number of shares of our common stock that are owned beneficially and of record by the shareholder of record and by the beneficial owner, if any, on whose behalf the recommendation is made;

•	any material interest or relationship that the shareholder of record and/or the beneficial owner, if any, on whose behalf the recommendation is made may respectively have with the nominee for director;

•	any other information required to be disclosed in solicitations of proxies for election of directors or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934 relating to nominations for election or re-election as a director; including the nominee’s written consent to being named in the proxy statement as a nominee for director and to serving as a director, if nominated and elected; and

•	with respect to (i) shareholders that have owned more than 5% of our common stock for at least one year as of the date the recommendation is made or (ii) a group of shareholders that, in the aggregate, have owned more than 5% of our common stock for at least one year as of the date the recommendation is made:

•	a written statement that the shareholder or group of shareholders have owned more than 5% of our common stock for more than one year; and

•	a written consent of the shareholder or group of shareholders to be named in our proxy statement.

The completed form of recommendation must be sent to the nominating committee at our principal executive offices: 7250 Redwood Boulevard, Suite 200, Novato, California 94945. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder Recommendation for Director.”

Director Nominations by Shareholders for 2015 Annual Meeting of Shareholders

A shareholder wishing to nominate his or her own candidate for election to our board at our 2015 annual meeting of shareholders must submit a written notice, in the form specified below, of his or her nomination of a candidate to our corporate secretary at our principal executive offices. The submission must be received at our principal executive offices no later than August 18, 2014. To be timely in the case of a special meeting called for the election of directors or in the event that the date of the applicable annual meeting is changed by more than 30 days from the date of our last annual meeting, a shareholder’s notice must be received at our principal executive offices no later than the close of business on the tenth day following the earlier of the day on which notice of the meeting date was mailed or public disclosure of the meeting date was made. In accordance with Article II, Section 16 of our amended and restated bylaws, shareholder nominations that do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the meeting but will not be part of the slate nominated by our board of directors and will not be included in the company’s proxy materials.

In order to be valid, a submission for a shareholder director nomination must set forth:

•	the name and address, as they appear on our records, of the shareholder nominating the persons, and the name and address of the beneficial owner, if any, on whose behalf the nomination is made;

•	the class and number of shares of our capital stock that are owned beneficially and of record by the shareholder of record and by the beneficial owner, if any, on whose behalf the nomination is made;

•	any material interest or relationship that the shareholder of record and/or the beneficial owner, if any, on whose behalf the nomination is made may respectively have with the nominee for director; and

•	any other information required to be disclosed in solicitations of proxies for election of directors or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934 relating to nominations for election or re-election as a director; including the nominee’s written consent to being named in the proxy statement as a nominee for director and to serving as a director, if nominated and elected.

The completed form of notice must be sent to our corporate secretary at our principal executive offices: 7250 Redwood Boulevard, Suite 200, Novato, California 94945. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder Nomination for Director.”

Certain Transactions

During the fiscal years ended September 30, 2013 and 2012, there have been no transactions of more than $120,000 between Hennessy Advisors and any shareholder, director, or executive officer.

EXECUTIVE OFFICERS

Our executive officers are listed below. Biographical information for each of our executive officers may be found under the heading “Election of Directors.”

Neil J. Hennessy	President, Chief Executive Officer, and Chairman of the Board of Directors
Teresa M. Nilsen	Executive Vice President, Chief Financial Officer, Chief Operating Officer, and Secretary
Daniel B. Steadman	Executive Vice President and Chief Compliance Officer

We refer to these individuals as our “executive officers.”

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Overview

The goal of our compensation program is the same as our broader company-wide goal: to create long-term value for our shareholders. In an effort to achieve this goal, we have designed and implemented our compensation program to (i) encourage our executive officers to remain with us for long and productive careers and (ii) align the interests of our executive officers with the interests of our shareholders. We believe that most of our compensation elements simultaneously fulfill both of these objectives. The elements of our compensation program are salary, bonus, equity awards, company 401(k) contributions, severance payments and payments in the event of a change of control.

Compensation Objectives

Retention. Given our small number of high level executives, all of our executive officers are essential to our success. Our executive officers are experienced in the mutual fund industry and are presented with other professional opportunities in the industry from time to time, including opportunities at potentially higher compensation levels. We believe it is critical to our success that turnover among our executive officers remains low and that our executive officers remain driven to achieve their individual and company-wide goals. Key elements of our compensation program that are designed to maximize executive officer retention include:

•	equity awards that vest over a four-year period;

•	competitive base salaries;

•	company 401(k) contributions; and

•	severance or change of control agreements.

Alignment. We seek to align the interests of our executive officers with our interests. Key elements of our compensation program that are designed to align the interests of our executive officers with the interests of our shareholders include:

•	cash bonuses based on individual and company-wide performance; and

•	equity awards, which link a significant portion of compensation to shareholder value because the total value of those awards correspond to stock price appreciation.

Process for Determining Compensation of our Executive Officers

The compensation committee is responsible for establishing and administering our policies governing the compensation of executive officers. Our chief executive officer receives a salary and a formulaic quarterly cash bonus pursuant to his employment agreement. He recommends, after consultation with the other two members of the executive management team, to the compensation committee the amount of base salary, cash bonus, company 401(k) contributions, and equity compensation for the company’s other two executive officers, as well as the amount of his own company 401(k) contribution and equity compensation. The chief executive officer’s recommendations are based on salary surveys, experience and performance of our executive officers. The compensation committee does not have any arrangements with compensation consultants. In recognition of the fact that we are a smaller company, our compensation committee relies upon its business judgment in making compensation decisions for our executive officers. With respect to each area against which our executive officers are evaluated, the compensation committee reviews our performance and each executive officer’s performance during the year against targeted performance and then evaluates whether individual and company-wide goals set during the prior year review were achieved. Specific factors affecting compensation decisions for executive officers include, but are not limited to, the following:

•	key financial measurements such growth in profitability and earnings per share;

•	specific performance objectives such as productivity, presentations and attendance at conference and trade shows;

•	compliance with the regulations of the SEC;

•	the ability to lead and effectively manage the company’s employees;

•	performance in preparing and effectively executing short- and long-term strategic plans for the company; and

•	performance in providing administrative services, shareholder services, and investment advisory services to sixteen open-end mutual funds and their four parent companies: The Hennessy Funds, Inc., Hennessy Mutual Funds, Inc., Hennessy Funds Trust, and Hennessy SPARX Funds Trust.

Elements of our Compensation Program

Base Salaries. Base salaries are used to provide a fixed amount of compensation for an executive officer’s regular work. According to the McLagan “2013 Management and Administration Survey” of asset management firms, our executive officers’ cash compensation is in the bottom half of all financial services companies participating in the survey. The salaries of all of our executive officers are reviewed annually and may be adjusted from time to time.

We entered into an employment agreement with Neil J. Hennessy relating to his service as the chairman of the board of directors, president, and chief executive officer of Hennessy Advisors and as chief investment officer and portfolio manager for our mutual funds, effective at the completion of our initial public offering in February 2002. Since 2002, Mr. Hennessy has received an annual salary of $180,000 and any other benefits that other employees receive. Effective October 1, 2012, we amended and restated Mr. Hennessy’s employment agreement for a five-year term ending in 2017, with automatic one-year renewal terms thereafter. The amended agreement provides for an annual salary of $350,000, subject to upward adjustment each January 1 at the discretion of the board of directors. The board is not increasing Mr. Hennessy’s salary for 2014.

Bonuses. Mr. Hennessy receives a quarterly incentive-based bonus pursuant to his employment agreement in the amount of 10% of our pre-tax profits for each fiscal quarter, as computed for financial reporting purposes in accordance with accounting principles generally accepted in the United States of America, except that pre-tax profit is computed without regard to (1) bonuses payable for the fiscal year, (2) depreciation expense, (3) amortization expense, (4) compensation expense related to restricted stock units (or other stock-based compensation expense) and (5) asset impairment charges (the “Quarterly Bonus”). The Quarterly Bonus year begins on October 1 of each year and continues until September 30 of the following year (the “Fiscal Year”). With respect to any fiscal quarter in which a Quarterly Bonus is earned, Mr. Hennessy will receive 50% of such Quarterly Bonus within 60 days following the end of such fiscal quarter and the remaining 50% will be held in a reserve account. If there is a quarterly pre-tax loss (computed in the same manner as pre-tax profit) during any fiscal quarter during the same Fiscal Year, the reserve account will be reduced by an amount equal to 10% of such pre-tax loss. If there is a positive balance in the reserve account at the end of the Fiscal Year, such positive amount will be paid to Mr. Hennessy within 75 days following the end of such Fiscal Year. If there is a negative balance in the reserve account at the end of the Fiscal Year, the negative reserve will be cancelled and not carried forward into the next Fiscal Year. Mr. Hennessy must be an active employee of the company when any bonus is paid in order to be eligible to receive such bonus payment.

Bonuses for our executive officers other than Mr. Hennessy are paid out of a general bonus pool for all employees. The bonus pool in total is set as a percentage of pre-tax profits and therefore fluctuates based on our overall performance. Our executive management team (which is comprised of our three executive officers) determines the percentage amount to be accrued in the bonus pool each year and reviews that percentage amount quarterly based on the current performance of the company. Each executive officer’s (other than Mr. Hennessy’s) portion of the bonus pool is based approximately 40% on individual performance and approximately 60% on company-wide performance, as discussed in his or her compensation review. Each year, our executive management team sets company-wide goals that are then presented to the board. Individual performance objectives are based on customer focus, teamwork, ethics, work product and quality, and attitude. For fiscal year 2013, company-wide objectives were maintaining profitability, updating the compliance program, integrating the ten funds previously managed by FBR Fund Advisers that the company acquired at the beginning of the fiscal year, and pursuing strategic business opportunities. Because the bonus accrual is based on a percentage of pre-tax profits, the bonus is automatically aligned with our performance.

Equity Awards. We have determined that restricted stock units are the most effective compensation tool for a company of our size, because restricted stock units can provide the same value to executive officers as stock options, but with less dilution to earnings per share. Because they vest over a four-year period, the equity awards are granted as a strategy for executive retention. The amount of the equity pool in total is set subjectively based on our budget limitations for future years. The quantities are adjusted based on the fair value of the equity at the date of grant, which determines the total cost to us. The equity awards are granted annually, if at all, after the compensation committee completes its annual review of our executive officers.

Company 401(k) Contributions. We use 401(k) contributions as a means of compensating and retaining our executive officers while also instilling in them the idea that retirement planning is essential. The company 401(k) contribution is optional from year to year and is awarded to our executive officers on the same basis that it is awarded to all employees. It is not based on performance or goal achievement. The percentage level of the contribution is subjective and is determined by our executive management team annually and approved by the compensation committee with respect to the executive officers.

Severance or Change of Control Agreements. Mr. Hennessy’s employment agreement provides for severance payments in the event he is terminated by us for cause or he terminates his employment with us for good reason, as discussed elsewhere in this proxy statement. We believe that these severance payments provide job security for Mr. Hennessy and allow him to focus on the performance of our company.

We have also entered into bonus agreements with Ms. Nilsen and Mr. Steadman that provide for payments in the event of a change of control, which are described elsewhere in this proxy statement. The change of control payments are intended to allow Ms. Nilsen and Mr. Steadman to focus on their performance and to ensure a smooth transition in the event of a change in control. Ms. Nilsen and Mr. Steadman would be paid with or without termination in the event of a change of control in order for them to stay focused on our best interests and interests of our shareholders in the event a change in control is anticipated or occurs.

Other Compensation. We pay for a car allowance, premiums on life insurance, and premiums on disability insurance for Neil J. Hennessy, as recommended by our board of directors.

The following table summarizes the compensation of our executive officers for the fiscal years ended September 30, 2013 and 2012.

Summary Compensation Table for Fiscal Years 2013 and 2012

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation (4)	Total
Neil J. Hennessy	2013	$350,000	$—	$90,000	$—	$1,171,340	(2)(3)	$50,050	$1,661,390
President and CEO	2012	$180,000	$—	$—	$—	$276,865		$26,244	$483,109

Teresa M. Nilsen
Executive Vice President,	2013	$225,000	$—	$135,000	$—	$350,000		$11,563	$721,563
CFO, COO and Secretary	2012	$225,000	$—	$—	$—	$205,000		$7,431	$437,431

Daniel B. Steadman
Executive Vice President and	2013	$170,000	$—	$90,000	$—	$225,000		$8,875	$493,875
Chief Compliance Officer	2012	$170,000	$—	$—	$—	$132,000		$5,614	$307,614

(1)	The amounts in this column include the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718 - Stock Compensation. The fair value of the stock award per share on the date of grant is $9.00 based on the closing price of our common stock on the date of grant of 9/16/2013.
(2)	Mr. Hennessy receives an incentive-based management fee in the amount of 10% of our pre-tax profits before any bonuses, depreciation expense, amortization expense, compensation expense related to restricted stock units (or other stock-based compensation expense) and asset impairment charges for the fiscal year, as computed for financial reporting purposes in accordance with accounting principles accepted in the United States. For a discussion of the terms of Mr. Hennessy’s employment agreement, refer to page 12.
(3)	Mr. Hennessy’s bonus is 10% of our pre-tax profit. The pre-tax profits for fiscal year 2013 are calculated as income before tax of $8,152,000, plus bonuses of $3,294,300 (Mr. Hennessy’s bonus accrual and the bonus accrual for other employees), plus payroll tax accruals of $71,000, plus depreciation and amortization expense of $188,000, plus compensation expense related to restricted stock units of $8,100, for a total pre-tax profit of $11,713,400.
(4)	All other compensation includes premiums on life insurance ($23,790 and $16,097, respectively) and disability insurance ($3,140 for both years) for Neil J. Hennessy for fiscal years 2013 and 2012. Other compensation also includes a car allowance for Neil J. Hennessy ($10,370 and $0, respectively) for fiscal years 2013 and 2012 and profit sharing contributions to the executive officers’ 401(k) plan as follow s: Neil J. Hennessy ($12,750 and $7,007, respectively); Teresa M. Nilsen ($11,563 and $7,431, respectively); and Daniel B. Steadman ($8,875 and $5,614, respectively) for fiscal years 2013 and 2012.

Outstanding Equity Awards at Fiscal Year-End 2013

The following table sets forth the outstanding equity awards held by our executive officers at September 30, 2013.

Outstanding Equity Awards at Fiscal Year-End 2013

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Neil J. Hennessy
President and CEO	25,313	—	$7.11	11/11/2014	10,000	(3)	$94,000
Teresa M. Nilsen
Executive Vice President, CFO, COO and Secretary	2,813	—	$7.11	11/11/2014	15,000	(4)	$141,000
Daniel B. Steadman
Executive Vice President and Chief Compliance Officer	—	—	$—		10,000	(3)	$94,000

(1)	All options granted are vested 100% on the date of grant.
(2)	Stock awards are units of restricted stock with a zero exercise price. The units vest at a rate of 25% per year over four years. Restricted stock units do not earn dividends or dividends equivalents. The market value of restricted stock units that have not vested are calculated as the number of unvested units times the fair market value of $9.40 per share at 9/30/13. The actual value realized by the executive will depend on the market value of our common stock on the date that the awards vest.
(3)	The non-vested awards have the following vesting date: 2,500 on 9/16/14; 2,500 on 9/16/15; 2,500 on 9/16/16; and 2,500 on 9/16/17.
(4)	The non-vested awards have the following vesting date: 3,750 on 9/16/14; 3,750 on 9/16/15; 3,750 on 9/16/16; and 3,750 on 9/16/17.

Potential Payments Upon Termination or Change-In-Control

Neil J. Hennessy

The employment agreement with Neil J. Hennessy states that termination by us without cause (where cause is defined as felony convictions, willful or gross misconduct, or a material breach of the employment agreement; but not death or disability) or termination by Mr. Hennessy for good reason (which is defined as a material change in position or alteration of duties) entitles Mr. Hennessy to the greater of (i) his full base salary and 75% of the average annual bonus paid to Mr. Hennessy during the term of his employment for the remaining term in the contract and (ii) one year’s full base salary and an allocable bonus (as measured above). In the event Mr. Hennessy is terminated for cause or voluntarily terminates his employment, no severance will be payable. If a change of control occurs (defined as a sale, transfer or other disposition of all or substantially all of our assets or business, whether by merger, consolidation or otherwise), we may assign the employment agreement and its rights, provided that the assignee assumes all of our obligations.

Teresa M. Nilsen and Daniel B. Steadman

Agreements with Teresa M. Nilsen, executive vice president, chief financial officer and chief operating officer, and Daniel B. Steadman, executive vice president and chief compliance officer, define a change of control as the occurrence of one or more of the following events:

1.	an acquisition, in any one transaction or series of transactions, after which any individual, entity or group has beneficial ownership of 50% or more of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities, but excluding an acquisition (A) by us or any of our employee benefit plans (or related trusts), (B) by Neil J. Hennessy or any affiliate, or (C) by any corporation which, following the acquisition, is beneficially owned, directly or indirectly, in substantially the same proportions, by the beneficial owners of the common stock and voting securities of the company immediately prior to such acquisition; or

2.	50% or more of the members of our board of directors (A) are not continuing directors, or (B) are nominated or elected by the same beneficial owner or are elected or appointed in connection with an acquisition of the company; or

3.	the (A) consummation of a reorganization, merger, share exchange, consolidation or similar transaction, with respect to which the beneficial owners of the company immediately prior to such transaction do not, following such transaction, beneficially own more than 50% of the then outstanding shares of common stock and voting securities of the corporation resulting from the transaction, (B) consummation of the sale or other disposition of all or substantially all of the assets of the company or (C) approval by the shareholders of the company of a complete liquidation or dissolution of the company.

Upon a change of control, as described above, we are required to pay Ms. Nilsen and Mr. Steadman, within 15 days of the change of control, a one-time cash bonus equal to the lesser of, the following:

For Ms. Nilsen:

(a) $750,000; or

(b) the sum of 150% of the total base salary (before deductions) paid to Ms. Nilsen for the most recent fiscal year ended prior to the change of control, 150% of the prior year’s bonus, and the pro rata portion of the prior year’s bonus, provided it has been accrued by us in the fiscal year during which the change of control occurs.

For Mr. Steadman:

(a) $500,000; or

(b) the sum of 100% of the total base salary (before deductions) paid to Mr. Steadman for the most recent fiscal year ended prior to the change of control, 100% of the prior year’s bonus, and the pro rata portion of the prior year’s bonus, provided it has been accrued by us in the fiscal year during which the change of control occurs.

For both Ms. Nilsen and Mr. Steadman, if the bonus payable upon a change of control will be considered an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the bonus payable will be reduced to one dollar less than an “excess parachute payment.”

Upon a change of control, 100% of both Ms. Nilsen and Mr. Steadman’s restricted stock units granted prior to the change of control would vest.

Director Compensation for Fiscal Year 2013

The following table sets forth compensation received by each of our directors, other than our executive officers, in fiscal 2013. Effective January 1, 2013, our directors receive $6,000 per board meeting (increased from $4,000 per board meeting) and $1,000 per committee meetings (increased from $750 per committee meeting). Committee chairs receive $1,500 per committee meeting (increased from $1,000 per committee meeting).

Director Compensation for Fiscal Year 2013 (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Henry Hansel (3)	$35,750	$45,000	$80,750
Brian A. Hennessy (4)	$32,000	$45,000	$77,000
Daniel G. Libarle (5)	$39,500	$45,000	$84,500
Rodger Offenbach (6)	$33,750	$45,000	$78,750
Thomas L. Seavey (7)	$38,500	$45,000	$83,500

(1)	Executive officers who are directors (Neil J. Hennessy, Teresa M. Nilsen, and Daniel B. Steadman) do not receive additional compensation for directors services and are therefore excluded from this table.
(2)	The amounts in this column include the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718 - Stock Compensation. The fair value of the stock award per share on the date of grant is $9.00 based on the closing price of our common stock on the date of grant of 9/16/2013.
(3)	Mr. Hansel had 25,313 unexercised options and 5,000 restricted units as of September 30, 2013.
(4)	Mr. Hennessy had 25,313 unexercised options and 5,000 restricted units as of September 30, 2013.
(5)	Mr. Libarle had 25,313 unexercised options and 5,000 restricted units as of September 30, 2013.
(6)	Mr. Offenbach had 25,313 unexercised options and 5,000 restricted units as of September 30, 2013.
(7)	Mr. Seavey had 25,313 unexercised options and 5,000 restricted units as of September 30, 2013.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our board of directors is committed to and recognizes the importance of responsible executive compensation practices. As discussed above, we have designed our executive compensation program to attract, motivate, reward, and retain senior management as required to achieve our corporate objectives and to increase long-term shareholder value.

We are asking our shareholders to indicate their approval of the compensation of our executive officers, as disclosed in this proxy statement. This advisory vote is non-binding and is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers. Because this is an advisory vote, the results will not be binding on our board of directors or the company. However, our board of directors and the compensation committee will review and consider the outcome of the advisory vote when making future compensation decisions for our executive officers as it considers appropriate. The following resolution is submitted for a shareholder vote at the 2014 annual meeting of shareholders:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the company’s executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the company’s proxy statement for the 2014 annual meeting of shareholders.”

To assist shareholders in this non-binding advisory vote, below is a brief summary that describes the key fundamental aspects of our executive compensation program. In addition to reviewing the summary below, we encourage you to carefully review the information on our compensation policies and decisions regarding our executive officers presented above.

As previously discussed, we believe our executive compensation program is designed to retain our executive officers and align their interests with those of our shareholders by rewarding performance and includes the following key factors:

•	in 2013, over 70% of the compensation paid to our executive officers was in the form of cash incentive and equity incentive awards;

•	our equity awards vest over a four-year period and encourage both retention and a focus on creating shareholder value over the long-term;

•	Mr. Hennessy’s cash bonus is directly related to our performance, as his cash bonus is equal to 10% of our pre-tax profits for each fiscal quarter; and

•	the cash bonuses for our other executive officers are directly related to our performance, as the cash bonuses are paid from a general bonus pool, the size of which is directly related to our level of pre-tax profits.

Our board of directors recommends a vote “FOR” the advisory resolution approving the compensation of the company’s executive officers as described in this proxy statement.

PROPOSAL NO. 3

ADVISORY VOTE ON FREQUENCY OF

SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934 and Rule 14a-21(b), we are asking our shareholders to indicate whether future advisory votes to approve the compensation of the executive officers should be held every year, every two years, or every three years.

Our board of directors has determined that our shareholders should have the opportunity to vote on the compensation of our executive officers every three years. Our board of directors believes that giving our shareholders the right to cast an advisory vote every three years on the compensation of our executive officers will provide out shareholders with sufficient time to evaluate the effectiveness of our overall compensation program in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results.

By voting on this proposal, shareholders are not approving or disapproving of the recommendation made by our board of directors, but rather are indicating whether they prefer the advisory vote on executive officer compensation to be held every year, every two years, or every three years. Shareholders may also abstain from voting.

Because this is an advisory vote, the results will not be binding on our board of directors or the company, and our board of directors may decide that it is in the best interests of the shareholders and the company to hold an advisory vote on executive officer compensation more or less frequently than the option selected by our shareholders.

Our board of directors unanimously recommends that an advisory vote on the compensation of our executive officers be held every “THREE” years.

We will provide our shareholders with the opportunity to vote on the frequency of advisory votes on executive officer compensation at our annual meetings at least once every six calendar years.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Marcum LLP to audit the financial statements of Hennessy Advisors for the year ending September 30, 2014, and requests that the shareholders ratify such selection. If shareholders do not ratify the selection of Marcum LLP, the audit committee will reconsider the selection.

Audit services provided by Marcum LLP in fiscal year 2013 included the audit of the financial statements of Hennessy Advisors, reviews of interim financial statements, and consultations on matters related to accounting and financial reporting.

Marcum LLP also provided certain audit related and non-audit services to Hennessy Advisors during fiscal year 2013, which were reviewed by the audit committee and are more fully described on page 21 of this proxy statement.

Representatives of Marcum LLP are expected to be present at the annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

The board of directors recommends a vote “FOR” the ratification of the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors, Inc. for 2014. Proxies solicited by the board of directors will be voted “FOR” ratification of the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors, Inc. for 2014 unless the shareholder has specified otherwise.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent accountants are responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). It is the audit committee’s responsibility to monitor and oversee these processes.

In connection with these responsibilities, the audit committee met with management and the independent accountants to review and discuss the financial statements for the fiscal year ended September 30, 2013. The audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee also received written disclosures from the independent accountants mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee discussed with the independent accountants that firm’s independence.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended that the board of directors include the audited financial statements of Hennessy Advisors, Inc. in its annual report on Form 10-K for the fiscal year ended September 30, 2013 filed with the SEC.

Daniel G. Libarle, Chairman
Henry Hansel
Thomas L. Seavey

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act of 1933 or the Securities Exchange Act 1934.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors has selected Marcum LLP to serve as our independent registered public accounting firm for the current fiscal year ending September 30, 2014. Representatives of Marcum LLP are expected to be present at the annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

The following table provides information relating to the fees billed to Hennessy Advisors for the fiscal years ended September 30, 2013 and 2012.

	Audit Fees	Audit- Related Fees (1)	Tax Fees (2)	Other Fees	Total Fees
Fiscal Year 2013—Marcum LLP	$80,000	$90,350	$10,000	$—	$180,350
Fiscal Year 2012—Marcum LLP	$76,450	$73,500	$10,250	$—	$160,200

(1)	Audit related fees are for SEC compliance reviews of Form 10-Q, Form 8-K and Form S-8 and discussion of the purchase of assets related to the management of the FBR Funds.
(2)	Tax fees are for preparation of federal and state income tax returns and assistance with state audit.

All decisions regarding selection of independent accounting firms and approval of accounting services and fees are made by our audit committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002. There are no exceptions to the policy of securing pre-approval of our audit committee for any service provided by our independent accounting firm.

OTHER MATTERS

The board of directors does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on the matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS WITH

THE BOARD OF DIRECTORS

Regulations of the SEC require proxy statements to disclose the date by which shareholder proposals must be received by us in order to be included in our proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in our proxy statement and form of proxy relating to the 2015 annual meeting of shareholders, a written copy of their proposal must be received at our principal executive offices no later than August 18, 2014. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in our proxy materials. To ensure prompt receipt by Hennessy Advisors, proposals should be sent certified mail, return receipt requested.

Shareholders wishing to submit names of potential candidates for consideration by our nominating committee for the board of directors’ slate of nominees for director should follow the procedures discussed under “Policies and Procedures for Submitting Recommendations for Potential Nominees for Director and for Nominations for Directors by Shareholders for the 2015 Annual Meeting of Shareholders.” Shareholders wishing to present their own nominations for director at the annual meeting should follow separate procedures discussed in that section. Rule 14a-8, which requires the inclusion of shareholder proposals in our proxy materials, does not apply to director nominations by shareholders.

Notice to us of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely under our bylaws if we receive it after August 18, 2014, and will not be placed on the agenda for the 2015 annual meeting of shareholders.

Shareholders who wish to communicate with the board of directors or with a particular director may send a letter to our corporate secretary at our principal executive offices, at 7250 Redwood Boulevard, Suite 200, Novato, California 94945. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should identify the author as a shareholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. Our corporate secretary will make copies of all such letters and circulate them to the appropriate director or directors. Commercial advertisements or other forms of solicitation will not be forwarded.

Hennessy Advisors does not have a formal policy requiring directors to attend annual meetings. However, because the annual meeting generally is held on the same day as a regular board meeting, we anticipate that directors will attend the annual meeting unless, for some reason, they are unable to attend the board meeting on the same date. All directors except Brian Hennessy and Rodger Offenbach attended the 2013 annual meeting of shareholders.

ANNUAL REPORT

A copy of our annual report on Form 10-K for the fiscal year ended September 30, 2013 accompanies this proxy statement. The Form 10-K is posted on our website at www.hennessyadvisors.com. Information regarding the assumptions made in valuing the stock awards contained in the footnotes to the financial statements in the Form 10-K is incorporated by reference into this proxy statement. We will provide a copy of this Form 10-K without exhibits to each person who is a record or beneficial holder of shares of common stock on the record date for the annual meeting. We will provide a copy of the exhibits without charge to each person who is a record or beneficial holder of shares of common stock on the record date for the annual meeting who submits a written request for it. Requests for copies of the Form 10-K should be addressed to Teresa M. Nilsen, at our principal executive offices, at 7250 Redwood Boulevard, Suite 200, Novato, California 94945.

Pursuant to the rules of the Securities Exchange Act of 1934, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our annual report on Form 10-K and proxy statement. Upon written or oral request, we will promptly deliver a separate copy of the annual report on Form 10-K or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered, or a single copy to any shareholders sharing the same address to whom multiple copies were delivered. Shareholders may notify us of their requests by writing to Teresa M. Nilsen, at our principal executive offices, at 7250 Redwood Boulevard, Suite 200, Novato, California 94945.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by Hennessy Advisors. We may reimburse brokers and other persons holding stock in their names, or in the names of nominees for directors, for their expenses for sending proxy material to principals and obtaining their proxies.

PLEASE SPECIFY YOUR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE IS APPRECIATED.

By Order of the Board of Directors,

/s/ Teresa M. Nilsen

Teresa M. Nilsen, Secretary

December 16, 2013

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE

TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on January 29, 2014.

Vote by Internet • Go to www.investorvote.com/HNNA • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4, and FOR a three-year period for Item 3.

1. Election of Directors:	01 - Neil J. Hennessy	02 - Teresa M. Nilsen	03 - Daniel B. Steadman	04 - Henry Hansel	+
	05 - Brian A. Hennessy	06 - Daniel G. Libarle	07 - Rodger Offenbach	08 - Thomas L. Seavey

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08

☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain		1 Year	2 Years	3 Years	Abstain

2. To approve, by a non-binding advisory vote, the compensation of our executive officers.	☐	☐	☐	3. To recommend, by a non-binding advisory vote, the frequency for the advisory vote by stockholders on the compensation paid to our executive officers.	☐	☐	☐	☐

4. Ratify the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors, Inc. for 2014.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the 2014 Meeting of stockholders. The Proxy Statement and the 2013 Annual Report to Stockholders are available at: www.hennessyadvisors.com/proxy.htm

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY — HENNESSY ADVISORS, INC.

2014 Meeting of Stockholders - January 30, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Neil J. Hennessy and Teresa M. Nilsen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hennessy Advisors, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business, including cumulating votes in favor of the number of nominees named in the accompanying proxy statement as they may, in their discretion, determine is required to elect the maximum number of nominees named therein, as may properly come before the 2014 Meeting of Stockholders of the company to be held January 30, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting,

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2 AND 4, AND FOR A THREE-YEAR PERIOD FOR ITEM 3. WE RECOMMEND A VOTE “FOR” THE DIRECTORS AND “FOR” ITEMS 2 AND 4, AND FOR A THREE-YEAR PERIOD FOR ITEM 3.

(Continued and to be marked, dated and signed, on the other side)